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                                                                    EXHIBIT 99.1

                                                              [LOGO OF OPENWAVE]

For Immediate Release



          Alain Rossmann Announces Departure From Openwave to Head New
                      Start-up Venture, Secret Seal, Inc.


                  Don Listwin Appointed Chairman of the Board


REDWOOD CITY, Calif. - June 7, 2001 - Openwave Systems Inc. (Nasdaq: OPWV), the worldwide leader of open IP-based communication infrastructure software and applications, today announced that Alain Rossmann, Chairman of the Board and Executive Vice President, Strategy, is leaving the Company to be CEO of Secret Seal Inc., a newly formed security infrastructure software company based in Palo Alto, California, and that Don Listwin, Openwave's President and CEO has been elected Chairman of the Board.

Often recognized as the inventor of the wireless Internet, Rossmann was the founder of Phone.com, which merged last year with Software.com and became Openwave. In moving to Secret Seal, Rossmann embarks upon his fifth new business venture, with past success prior to Openwave at EO Corporation, C-Cube Microsystems, Inc., and Radius, Inc.

"Founding Phone.com, leading it through its merger with Software.com, and working in the merged company has been a tremendously rewarding experience for me personally and professionally," said Rossmann. "We have created one of the world's most successful companies, one with an outstanding management team lead by our President and CEO, Don Listwin. I am very confident that Openwave is poised for continued success in the years ahead, and am excited now to continue my path as an entrepreneur where I can focus on technology innovation in a new field."

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Page 2 of 2 - Rossman Departs, Listwin Elected Chairman

"It has been a pleasure to work with Alain since joining Openwave last year," said Don Listwin. "Alain's dedication to the company's success and guidance as Chairman as we completed the merger and launched Openwave has been tremendous. Alain is one of the world's greatest and most successful entrepreneurs, and we wish him the very best as he embarks upon his new adventure at Secret Seal."

With the departure of Rossmann as Chairman of the Board, Openwave today announces that President and CEO Don Listwin has been elected as acting Chairman of the Board. Added Listwin, "I look forward to recruiting a non-executive Chairman in the future as part of our goal to build a world class leadership team. Look for us to expand our Board's stewardship capacity with the addition of new members to complement our existing Board and contribute to our continued success."

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the worldwide leader of open IP-based communication infrastructure software and applications. Openwave is a global company headquartered in Redwood City, California. For more information, please visit www.openwave.com.

                                     # # #


For more information please contact:

Openwave Systems Inc.                           Openwave (Europe) Limited
Rowan Benecke                                   Chris Cartwright
PR21                                            Bite Communications Ltd.
+1 415 369 8102                                 +44 20 8600 6729
rowan_benecke@pr21.com                          chrisc@bitecomm.co.uk